Exhibit 10.15

Amended and Restated Non-Employee Director Compensation Policy

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Kura Oncology, Inc. (“Kura”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”) for his or her Board service. This Policy is effective as of December 16, 2024 (the “Effective Date”) and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a. All Eligible Directors: $45,000

2.	Annual Committee Member Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating & Governance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a. Chairman of the Audit Committee: $10,000

b. Chairman of the Compensation Committee: $7,500

c. Chairman of the Nominating & Governance Committee: $5,000

4.	Annual Lead Independent Director Service Retainer: $27,500

Equity Compensation

The equity compensation set forth below will be granted under the Kura Oncology, Inc. Amended and Restated 2014 Equity Incentive Plan (the “Plan”). All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock of Kura on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1. Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board on or following the Effective Date (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 57,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest in equal annual installments over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each Kura’s annual stockholder meeting held after the Effective Date, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 28,500 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board following (i) the Effective Date and (ii) the date of Kura’s first annual stockholder meeting, and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an Annual Grant, pro-rated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

Compensation Limit

Notwithstanding anything to the contrary herein, the aggregate value of all compensation granted or paid, as applicable, to any individual for service as an Eligible Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including equity awards granted and cash fees paid by the Company to such Eligible Director, will not exceed (i) $750,000 in total value or (ii) $1,000,000 in total value in the event such Eligible Director is first appointed or elected to the Board during such Annual Period, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes (the “Compensation Limit”). The Company shall have the sole discretion to reduce any compensation contemplated hereunder in order to comply with the Compensation Limit. The Compensation Limit will apply commencing with the Annual Period that begins on the Company’s 2023 Annual Meeting of Stockholders.